EXHIBIT 10.2

June 25, 2026
By Email

Pamela Cramer
[Address Redacted]

Dear Pam:

As discussed, this letter confirms the cessation of your employment with Rhythm Pharmaceuticals, Inc. (“Rhythm” or the “Company”) effective July 1, 2026.

Regardless of whether you enter into the below letter agreement with the Company, upon your separation from employment, you will be entitled to all accrued, but unused vacation and compensation through your last day of employment. You will also have the right to continue group health insurance coverage after the termination of your employment under the law known as “COBRA.” The terms for that opportunity will be set forth in a separate written notice. Your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the termination of your employment in accordance with applicable benefit plan or program terms and practices. In addition, enclosed with this letter, please find a pamphlet from the Massachusetts Department of Workforce Development Division of Unemployment Assistance entitled, How To File For Unemployment Insurance Benefits. The payments and other terms set forth above will not be affected by whether or not you agree to the terms of the Agreement (as defined below).

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. This Agreement is intended to be the “Release” as required by your updated offer letter with the Company dated July 28, 2023 (the “Offer Letter”). By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, by signing below, you and the Company agree as follows:

1.Transition Services and Separation from Employment
To be eligible to enter into this Agreement, you must have (a) remained continuously employed by the Company from the date of this letter through July 1, 2026 (the “Separation Date”) (the period between the date of this letter and the Separation Date being the “Transition Period”) as a full-time employee and continued to comply with your obligations to the Company, and (b) continued to perform your regular duties for the Company and such other duties as are reasonably assigned to you by the Company during the Transition Period, including the transition of your regular Company duties to Tristen Sullivan (or another Company designee), in substantially the same manner and with substantially the same effort and level of care as you have historically performed duties for the Company; provided however, that you will not be expected to attend meetings of the Company’s executive leadership team during the Transition Period and you agree the Company may relieve you of certain duties and discontinue access to Company information and systems during the Transition Period, as it determines to be reasonably necessary or appropriate.
For the avoidance of doubt, you will remain an “at-will” employee during the Transition Period. During the Transition Period, the Company will continue to pay you at your regular annual base salary rate and you will continue to be eligible for employee benefits of the Company, subject to their terms. Further, you understand that during the Transition Period, the Company may announce your anticipated separation from employment and the Company agrees to work with you, in good faith, on a communications plan concerning your separation; provided you understand and agree that the Company shall retain the discretion as to the timing and content of any internal or external communication.
If you resign before July 1, 2026 or otherwise fail to meet the foregoing requirements for eligibility to enter into this Agreement, you will not be eligible for the severance opportunity presented below. You may not sign this Agreement before your Separation Date.
To the extent you hold any offices, directorships or other positions with the Company, by your signature below, you resign therefrom effective on the Separation Date. You agree to execute such additional instruments as the Company reasonably requests to give effect to the foregoing resignations and to update all social media accounts to reflect you are no longer associated with the Company as of the Separation Date.
The Company acknowledges and agrees that your separation from employment is without Cause, as defined in the Offer Letter.
2.    Severance Benefits. If you meet the foregoing conditions for eligibility to enter into this Agreement, timely sign and return (and do not revoke) this Agreement and continue to comply with the term of this Agreement and any other agreement you have with the Company, the Company will pay or provide to you the following severance payments and benefits:
(a)    Severance Pay. The Company shall pay you severance pay (“Severance Pay”), pursuant to the Offer Letter, consisting of salary continuation for the period of thirty-nine (39) weeks at your final, annual base salary rate of $ 455,500.24, less applicable withholdings and deductions. The Company shall pay you Severance Pay pursuant to the terms of the Offer Letter; provided that the Company is not obligated to make any such severance payments to you before the Effective Date (defined below). If the Company does not make one or more payments of Severance Pay on a regular payroll date because this Agreement has not yet become effective, the Company shall make all such payments by the first regular payroll date after the Effective Date. By signing below, you agree that the Company may deliver Severance Pay by way of direct deposit to your last financial account on file.

(b)    Health Benefits. To the extent you receive medical, dental and/or vision insurance coverage as of the Separation Date, your rights and obligations under COBRA will be explained in a separate letter to you describing your medical, dental and/or vision insurance continuation rights under COBRA. To continue your medical, dental and/or vision insurance coverage (to the extent applicable), you must elect COBRA continuation coverage. Provided you remain eligible for such COBRA benefits and you elect COBRA benefits, the Company shall pay for the full premium cost of medical, dental and/or vision insurance premiums for coverage of you and, where applicable, your COBRA-eligible beneficiaries for the period of nine (9) months after the Separation Date. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after this nine (9) month period at your own expense for the remainder of the COBRA period, to the extent you, and they, remain eligible.
(c)    Equity Rights. Notwithstanding anything in the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) or your applicable award agreements to the contrary, with respect to your unvested Company performance units held by you as of the Separation Date, 24,300 of such performance units will vest as of the Effective Date. All other outstanding and unvested Company equity awards held by you as of the Separation Date will, pursuant to your Offer Letter, remain outstanding and eligible to vest upon the occurrence of a Change of Control (as defined in the 2017 Plan) that occurs within three (3) months after the Separation Date, with the number of performance units that vest on such a Change of Control determined in accordance with Section 3(c) of the applicable performance unit agreement; provided, that (x) such equity awards will in all events remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of the applicable award agreement and the 2017 Plan; (y) in no event will a stock option remain outstanding past the final expiration date of such option; and (z) such equity awards will immediately expire and be forfeited for no consideration upon the expiration of such three (3) month period in the event a Change of Control has not occurred, except with respect to those options subject to the Option Treatment (as defined below).
(d)     Change of Control Severance Amount. If a Change of Control occurs within three (3) months after the Separation Date, you will be entitled to the Change of Control Severance Amount (as defined in the Offer Letter and less any Severance Pay already paid to you), which amount shall be paid in accordance with the terms of the Offer Letter, provided that any portion of the Change of Control Severance Amount that would otherwise have been payable to you prior to the Change of Control and that exceeds the Severance Pay you were paid prior to the Change of Control will be paid to you in a lump sum on the Company’s first ordinary payroll pay date that occurs at least five (5) days following such Change of Control.
(e)    Advisor Role. For the period from the Separation Date through November 16, 2026 (the “Advisor Period”), you will provide such advisory services as may be reasonably requested by the Company and agreed upon between the parties from time to time, including those set forth in Section 14 (the “Advisor Services”). The parties intend that you incur a “separation from service” under Section 409A of the Internal Revenue Code of 1986 (as amended) as of the Separation Date. Accordingly, the level of bona fide services which you will perform for the Company pursuant to this Agreement will in no event exceed twenty percent

(20%) of the average level of bona fide services performed by you for the Company over the thirty-six (36) month period immediately preceding the Separation Date. In consideration for the Advisor Services, the portion of your unvested options to purchase shares of Company common stock held by you as of the Separation Date that were regularly scheduled to vest through and including November 16, 2026 will remain outstanding and eligible to vest on such date, subject to your continued provision of the Advisor Services through the Advisor Period (the “Option Treatment”); provided that, if the Company terminates the Advisor Period prior to November 16, 2026 for any reason other than your material breach of this Agreement, all such options that would have vested through November 16, 2026 will vest on the date of such termination. You will provide the Advisor Services as an independent contractor and not as an employee. Accordingly, except as otherwise provided in this Section 2, you are not eligible for, and shall not participate in or apply for, any Company-provided employee benefit plan or program. You shall have no authority to bind, assume, or create any obligation or responsibility on behalf of the Company without the prior written authorization of the Company. For the avoidance of doubt, your performance of Advisor Services to the Company during the Advisor Period will constitute your continued “association” with the Company (within the meaning of the applicable stock option agreements) for purposes of determining the post-termination exercise period of your Company stock options that are vested as of the Separation Date or that vest after the Separation Date in accordance with this Agreement.
(f)     No Other Pay or Benefits; Sufficiency of Consideration. Except as specifically set forth in this Agreement, you acknowledge that you are not entitled to any other wages, salary, vacation pay, paid time off, sick leave pay, bonuses, incentive awards, commissions, benefits, stock, restricted stock units, stock options, or any other compensation of any kind, except as required by law. You further acknowledge that the benefits provided for in this Agreement are in excess of any earned wages and any other amounts due and owing to you, and are good and valuable consideration for the general release of claims and the other covenants and terms in this Agreement. Without limiting the foregoing, and except as otherwise included in the Change of Control Severance Amount, you understand that the Severance Pay is in lieu of any bonus payment to which you may otherwise claim you are owed.
2.Tax Treatment
The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. You confirm that you have not alleged sexual harassment or sexual abuse (as those terms are used in 26 U.S. Code § 162(q)) against any party released by this Agreement, and you do not believe you have such a claim for sexual harassment or sexual abuse.

3.Return of Property
You confirm that, as of the Separation Date, you have returned to the Company all Company property, including, without limitation, laptop computer and related equipment, software, keys and access cards, employee badges, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business, its members or its business relationships (in the latter three cases, actual or prospective). You shall return any materials in your possession related to the Company. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. You shall also provide all passwords for any Company-related website or files to the Company. In the event that you discover that you continue to retain any such property, you shall notify the Company and return it to the Company immediately.
4.Release of Your Claims
In consideration for, among other terms, the severance payments and benefits described in the Offer Letter and set forth in Section 2, which, pursuant to the Offer Letter, are conditioned on your execution and non-revocation of this release, as well as the equity vesting set forth in Section 2(c), to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, principals, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by and separation from employment with the Company; of wrongful discharge; of breach of contract (including without limitation claims pursuant to the Offer Letter); of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Chapter 151B of the Massachusetts General Laws); under any other federal or state statute, including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Massachusetts Equal Pay Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, the Massachusetts Privacy Statute, and the Fair Labor Standards Act, all as amended; of contract or tort; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect (a) your rights under this Agreement and applicable equity award agreements and governing plans (as modified by this Agreement);

(b) rights you cannot lawfully waive; (c) vested benefits under any Company sponsored benefit plan; (d) your rights, if any, to unemployment and workers’ compensation benefits; or (e) your rights to defense and indemnification by the Company under applicable law or the Company’s organizational documents, directors’ and officers’ insurance policies or contracts.
For the avoidance of doubt, this release specifically includes, without limitation, any Claims pursuant to the Massachusetts Wage Act and State Overtime Laws, including without limitation G.L. c. 149, § 148, 150 et seq. and G.L. c. 151, §1A, the Massachusetts Paid Family and Medical Leave law, and the Massachusetts Equal Pay Act. You further acknowledge that you have been properly paid for all time worked and are unaware of any facts that would support a claim by you against any of the Releasees for any claim of unpaid overtime or any other violation of the Fair Labor Standards Act and/or applicable state or local wage and hour laws.
5.No Other Claims and Non-Interference
You represent and warrant that you have filed no complaints or charges against Releasees. Except for conduct of Releasees occurring after your execution of this Agreement, you shall not do so hereafter. You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party any Claim released by this Agreement.
Nothing in this Agreement is intended to or shall be construed to limit your ability to file a charge or participate or cooperate in an investigation or proceeding with the United States Equal Employment Opportunity Commission or comparable state or local agencies investigating unlawful employment discrimination practices (collectively, “EEO Agencies”). The EEO Agencies have the authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. You retain the right to participate in any such action, and retain the right to communicate with the EEO Agencies, and such communication shall not be limited by any provision in this Agreement. Nothing in this Agreement limits or affects your right to disclose or discuss any sexual assault dispute or sexual harassment dispute (as those terms are defined in 42 U.S.C.A. § 19402). Nothing in this Agreement shall be construed to limit your ability, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act, such as by way of examples, from filing an unfair labor practice charge, assisting other employees in doing so, assisting in the investigative process of the National Labor Relations Board, and discussing terms and conditions of employment with others; to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority,

any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. You also understand and acknowledge that, by signing this Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding covered by this section (including without limitation those filed with an EEO Agency), and if you are awarded individual relief and/or monetary damages, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Agreement does not limit your right to receive an award for information provided to the SEC or to any other government agency where such a waiver is prohibited.
6.Legal Representation
You acknowledge that you have had the opportunity to, are hereby advised to, and have been advised to consult with an attorney before signing this Agreement and that you have been given a reasonable period of time in which to consider the terms of this Agreement before acting upon it. You represent that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
7.Enforceability
If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
8.Waiver
No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
9.Governing Law, Jurisdiction and Interpretation
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. The parties agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement. Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein. You and the Company waive the right to a trial by jury in any action or proceeding seeking to enforce, or alleging the breach of any provision of this Agreement. This Agreement may be executed in counterparts, and each counterpart will be deemed an original, and an electronic signature (PDF, scanned or otherwise) shall be considered an original for all purposes.
10.Non-Admission of Wrongdoing
The parties agree that neither this Agreement nor the furnishing of consideration hereunder shall be deemed or construed at any time for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct. The Company denies that it acted unlawfully in any way with respect to your employment and termination from employment.
11.Compliance Affirmation
You affirm that you are not aware of any actual, potential or alleged financial or compliance irregularities concerning the Company that you have not already reported to the proper Company employees.

12.Confidentiality
Except as otherwise provided in this Agreement, you understand and agree that the terms of this Agreement and the facts and circumstances giving rise to this Agreement, shall be treated by you as strictly confidential. Nothing in this Agreement shall preclude you from (i) making truthful statements or disclosures that are required by tax agencies, applicable law, regulation or legal process; (ii) requesting or receiving confidential legal, tax or financial advice; (iii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by the appropriate local, state, or federal agency (including without limitation law enforcement, the EEOC, and a local commission on human rights); (iv) filing or disclosing any facts necessary to receive unemployment insurance, workers’ compensation, Medicaid, or other public benefits to which you may be entitled; (v) making disclosures to your spouse; and (vi) making disclosures as reasonably necessary to enforce the Agreement’s terms. In the event that you are compelled by law, including legal subpoena or court order, to provide information covered by this Agreement, you agree to immediately notify the Company’s General Counsel prior to such disclosure and will give the Company the ability to object to such disclosure, to the extent legally permissible. For avoidance of doubt, nothing in this Agreement is intended to prohibit you from disclosing the details relating to a claim of sexual assault or unlawful discrimination or any of the other matters described in the second paragraph of Section 6.

13.Future Cooperation
Following the Separation Date, you agree to make yourself available upon request by telephone or video conference to perform the Advisor Services, which may include answering any questions about the work you performed for the Company, such as file locations, status of projects, etc. You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself reasonably available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for all reasonable, pre-approved, out of pocket travel expenses incurred by you in rendering future cooperation services under this Section.
14.Non-Disparagement.
Subject to Sections 6 and 13 of this Agreement, you will not, at any time, make any disparaging statements concerning the Company or any of its current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
15.Suspension or Termination of Payments
In the event that you fail to comply with any of your obligations under this Agreement or any other obligation you owe to the Company, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you under this Agreement. The termination or suspension of such payments in the event of such breach by you will not affect your continuing obligations under this Agreement. Notwithstanding the foregoing, this provision shall not apply to the extent that your breach of this Agreement consists of initiating a legal action in which you contend that the release set forth in the “Release of Claims” section above is invalid, in whole or in part, due to the provisions of 29 U.S.C. § 626(f).
As you have fully and finally released all your Claims against the Releasees, you understand that in the event you attempt to make a Claim or institute an action against any Releasee alleging any Claims against the Company (except for a timely Claim challenging the enforceability of the release of age discrimination claims under the Agreement), all payments and benefits owed to you under the Agreement shall cease and you understand that upon the Company’s request you shall be obligated to return all monies and benefits that you have received pursuant to the Agreement and to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Releasee in enforcing the terms of the Agreement
16.Entire Agreement
This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except for the terms of your equity award agreements (and applicable plans) (as modified by this Agreement), the sections of the Offer Letter referenced herein, and the section of the Offer Letter called “280G Matters”. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company. Notwithstanding the above, nothing in this Agreement is intended to modify any obligation you have pursuant to the Employee Protective Covenants Agreement dated March 5, 2022, a copy of which is enclosed.
17.Medicare and Liens
You warrant that you are not a Medicare beneficiary as of the date of this release, and no conditional payments have been made by Medicare on your behalf. The parties have attempted to resolve this matter in compliance with both state and federal law and it is believed that the settlement terms adequately consider and protect Medicare’s interest and do not reflect any attempt to shift responsibility of treatment to Medicare pursuant to 42 U.S.C. Sec. 1395y(b). While you warrant that you are not and have never been a Medicare beneficiary and thus there is no obligation to report this settlement to the Center for Medicare, Medicaid Services (“CMS”) pursuant to 42 U.S.C 1395y(b), if it is ever determined that you are/was such a beneficiary, you acknowledge your duty to cooperate with the Company in order to allow it and/or the Responsible Reporting Entity (“RRE”) to fulfill the obligation to comply with any reporting requirement under such law. You agree to provide the Company with any and all information necessary for it and/or the RRE to comply with Section 111 of MMSEA. The parties acknowledge and understand that any present or future action by CMS or Medicare on this settlement, or your eligibility or entitlement to Medicare or Medicare payments, will not render this release void or ineffective, or in any way affect the finality of this liability settlement.
You further warrant that all bills, costs, or liens resulting from or arising out of any claim you had against the Company are your responsibility to pay. You agree to assume responsibility for the satisfaction of any and all rights to payment, claims or liens of any kind, that arise from or are related to payments made or services provided to you or on your behalf. You agree to assume responsibility for all expenses, costs or fees incurred by you related to your alleged injuries, including without limitation, all Medicare conditional payments, subrogation claims, liens, or other rights to payment, relating to medical treatment or lost wages that have been or may be asserted by any healthcare provider, insurer, governmental entity, employer or other person or entity. Further, you will indemnify, defend, and hold the Company and the Releasees harmless from any and all damages, claims and rights to payment, including any attorneys’ fees, brought by any person, entity or governmental agency to recover any of these amounts.
18.Time for Consideration; Effective Date
You have the opportunity to consider this Agreement for twenty-one (21) days from the Separation Date before signing it. To accept this Agreement, you must return a signed copy of this Agreement so that it is received by Jim Flaherty, Senior Vice President & General Counsel (jflaherty@rhythmtx.com) at or before the expiration of this twenty-one (21) day period. You may not sign this before the Separation Date. If you sign this Agreement within less than twenty-one (21) days of the Separation Date, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. Any modifications to this Agreement shall not restart the consideration period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to Mr. Flaherty by email, and for such a revocation to be effective, it must be delivered so that it is received by email at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first day following the expiration of the revocation period (the “Effective Date”).
Please indicate your agreement to the terms of this Agreement by signing and returning to me the copy of this letter, executed by you, within the time period set forth above. You should retain a copy of this letter for your files.
Very truly yours,
RHYTHM PHARMACEUTICALS, INC.

By:
    /s/ David P. Meeker, MD            6/30/2026
    David P. Meeker, MD                Date
    Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. You may not sign this before your Separation Date. The foregoing is agreed to and accepted by:

/s/ Pamela Cramer                     7/2/2026
Pamela Cramer                    Date